UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G/A

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 7)

                                 IBIS Technology Corp.
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                                (Name of Issuer)

                                  Common Stock
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                         (Title of Class of Securities)

                                    450909106
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                                 (CUSIP Number)

                                October 26, 2006
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             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

|X| Rule 13d-1(b)
|_| Rule 13d-1(c)
|_| Rule 13d-1(d)


CUSIP NO. 450909106

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1     NAME OF REPORTING PERSON
      SS OR IRS IDENTIFICATION NO. OF ABOVE PERSON

      Intrinsic Value Asset Management, Inc
      95-4779707
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2     CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP                       (a) |_|
                                                                         (b) |_|
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3     SEC USE ONLY

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4     CITIZENSHIP OR PLACE OF ORGANIZATION

      California
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                  5     SOLE VOTING POWER

                        694
 NUMBER OF        --------------------------------------------------------------
  SHARES          6     SHARED VOTING POWER
BENFICIALLY
 OWNED BY               0
   EACH           --------------------------------------------------------------
 REPORTING        7     SOLE DISPOSITIVE POWER
  PERSON
   WITH                 694
                  --------------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        783,000
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9     AGGREGATE AMOUNT BENFICIALLY OWNED BY EACH REPORTING PERSON

      694
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10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES   |x|

--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      0.0001%
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12    TYPE OF REPORTING PERSON

      IA
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CUSIP NO. 450909106
--------------------------------------------------------------------------------
1     NAME OF REPORTING PERSON
      SS OR IRS IDENTIFICATION NO. OF ABOVE PERSON

      IVAM Tech Fund, L.P.

--------------------------------------------------------------------------------
2     CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP                       (a) |_|
                                                                         (b) |_|
--------------------------------------------------------------------------------
3     SEC USE ONLY

--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      California
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        694
 NUMBER OF        --------------------------------------------------------------
  SHARES          6     SHARED VOTING POWER
BENFICIALLY
 OWNED BY               0
   EACH           --------------------------------------------------------------
 REPORTING        7     SOLE DISPOSITIVE POWER
  PERSON
   WITH                 694
                  --------------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        0
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENFICIALLY OWNED BY EACH REPORTING PERSON

      694
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES   |_|

--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      0.0001%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON

      PN
--------------------------------------------------------------------------------



CUSIP NO. 450909106
--------------------------------------------------------------------------------
1     NAME OF REPORTING PERSON
      SS OR IRS IDENTIFICATION NO. OF ABOVE PERSON

      Kenneth M. Luskin

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2     CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP                       (a) |_|
                                                                         (b) |_|
--------------------------------------------------------------------------------
3     SEC USE ONLY

--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      California
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        100
 NUMBER OF        --------------------------------------------------------------
  SHARES          6     SHARED VOTING POWER
BENFICIALLY
 OWNED BY               0
   EACH           --------------------------------------------------------------
 REPORTING        7     SOLE DISPOSITIVE POWER
  PERSON
   WITH                 100
                  --------------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        783,000
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENFICIALLY OWNED BY EACH REPORTING PERSON

      100
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES   |x|

--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      0.0001%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON

      IN, OO
--------------------------------------------------------------------------------



CUSIP NO. 450909106
--------------------------------------------------------------------------------
1     NAME OF REPORTING PERSON
      SS OR IRS IDENTIFICATION NO. OF ABOVE PERSON

      Charles K. Fischer

--------------------------------------------------------------------------------
2     CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP                       (a) |_|
                                                                         (b) |_|
--------------------------------------------------------------------------------
3     SEC USE ONLY

--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      California
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        492,000
 NUMBER OF        --------------------------------------------------------------
  SHARES          6     SHARED VOTING POWER
BENFICIALLY
 OWNED BY               0
   EACH           --------------------------------------------------------------
 REPORTING        7     SOLE DISPOSITIVE POWER
  PERSON
   WITH                 0
                  --------------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        492,000
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENFICIALLY OWNED BY EACH REPORTING PERSON

      492,000
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES   |_|

--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      4.5%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON

      IN
--------------------------------------------------------------------------------

Item  1.

            a) Name of Issuer:      IBIS Technology Corp.
            b) Address:             32 Cherry Hill Drive,
                                    Danvers, MA 01923

Item  2.
            a) Name of Filer:       Intrinsic Value Asset Management, Inc
                                    IVAM Tech Fund, L.P.
                                    Kenneth M. Luskin
                                    Charles K. Fischer

            b) Address of Filer:
                 Intrinsic Value Asset Management, Inc, IVAM Tech Fund, L.P., and Kenneth M. Luskin - 127 Broadway St., Suite 202
                 Santa Monica, California 90401
                 Charles K. Fischer - P.O. Box 2477, Ft. Worth, TX 76113

            c) Citizenship:
                 Intrinsic Values Asset Management is a California Corporation, IVAM Tech Fund, L.P. is a California limited Partnership
                 Kenneth M. Luskin is a United States citizen
                 Charles K. Fischer is a United States citizen

            d) Title of Class of Securities: Common Stock

            e) CUSIP Number: 450909106

Item 3. Item 3. If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b), check whether the person filing is a:

      (a)   |_|   Broker or Dealer registered under Section 15 of the Act
      (b)   |_|   Bank as defined in section 3 (a) (6) of the Act
      (c)   |_|   Insurance Company as defined in section 3 (a) (6) of the Act
      (d)   |_|   Investment Company registered under section 8 of the
                  Investment Company Act
      (e)   |X|   An investment adviser in accordance with 240.13d-
                  1(b)(1)(ii)(E).
      (f)   |_|   Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of
                  1974 or Endowment Fund; see 240.13d-1 (b) (1) (ii) (F)
      (g)   |_|   Parent Holding Company, in accordance with 240.13d-1 (b) (ii)
                  (G) (Note: See Item 7)
      (h)   |_|   Group, in accordance with 240.13d-1(b) (1) (ii) (H)

Item 4.  Ownership

            a)    Amount beneficially owned:
                       Intrinsic Value Asset Management - 694
                       IVAM Tech Fund - 694
                       Kenneth M. Luskin - 794
                       Charles K. Fischer - 492,000

            b)    Percent of Class:
                       Intrinsic Value Asset Management - 0.0001%
                       IVAM Tech Fund - 0.0001%
                       Kenneth M. Luskin - 0.0001%
                       Charles K. Fischer - 4.5%

            c)    Number of shares:

                (i)   Sole power to vote or to direct the vote:
                          Intrinsic Value Asset Management - 694
                          IVAM Tech Fund - 694
                          Kenneth M. Luskin - 794
                          Charles K. Fischer - 492,000
                (ii)  Shared power to direct the vote:
                          Intrinsic Value Asset Management - 0
                          IVAM Tech Fund - 0
                          Kenneth M. Luskin - 0
                          Charles K. Fischer - 0
                (iii) Sole power to dispose or to direct the disposition of:
                          Intrinsic Value Asset Management - 694
                          IVAM Tech Fund - 694
                          Kenneth M. Luskin - 794
                (iv)  Shared power to dispose or to direct the disposition of:
                          Intrinsic Value Asset Management - 783,000
                          IVAM Tech Fund - 0
                          Kenneth Luskin - 783,000
                          Charles K. Fischer - 492,000

Item 5.    Less than 5% beneficial ownership
           If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ x ].
               IVAM Tech Fund, L.P., a private investment company (the "Fund"), holds of record and beneficially 694 shares of the issuer.

               Intrinsic Value Asset Management, Inc. (the "Adviser") is registered as an investment adviser under the laws of the State of California. The Adviser is the general partner of the Fund, and may be deemed to be the beneficial owner of the 694 shares held by the Fund as, in the Adviser's capacity as general partner, it has the power to dispose, direct the disposition of, and vote the shares of the issuer held by the Fund.

               In addition, separate account clients of the Adviser own an aggregate of 783,000 shares of the issuer. None of such clients owns more than 5% of the outstanding shares of the issuer. The Adviser shares the power to dispose and direct the disposition of such shares with its advisory clients. The Adviser does not vote or share voting power with respect to such shares. The Adviser disclaims beneficial ownership of such shares.

               Kenneth Luskin is the sole shareholder of the Adviser. Mr. Luskin owns of record and beneficially 100 shares of the issuer. As the controlling person of the Adviser, he may be deemed to be the beneficial owner of the 694 shares held by the Fund. Mr. Luskin disclaims beneficial ownership of the shares held by the separate account advisory clients of the Adviser.


Item 6.    More than 5% on behalf of another person.      na

Item 7.    Subsidiary     na

Item 8.    If group     na

Item 9.    Notice of Dissolution      na

Item 10.   Certification

            By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  November 16, 2006

s/ Kenneth M. Luskin
---------------------------
KENNETH LUSKIN

s/Charles K. Ficher
---------------------------
CHARLES K. FICHER

IVAM TECH FUND, L.P.
By:  Intrinsic Value Asset Management, Inc.,its general partner

s/Kenneth Luskin
By: -----------------------
Kenneth Luskin, President

INTRINSIC VALUE ASSET MANAGEMENT, INC.
s/ Kenneth Luskin
---------------------------
By:  Kenneth Luskin, President

                                   Exhibit A
                 Joint Filing Agreement Pursuant to Rule 13d-1

This agreement is made pursuant to Rule 13d-l(k)(1) under the Securities and Exchange Act of 1934, as amended (the "Act") by and among the parties listed below, each referenced to herein as a "Joint Filer." The Joint Filers agree that a statement of beneficial ownership as required by Sections 13(g) of the Act and the Rules thereunder may be filed on each of their behalf on Schedule 13G, and that said joint filing may thereafter be amended by further joint filings. The Joint Filers state that they each satisfy the requirements for making a joint filing under Rule 13d-1.

Date:  November 16, 2006


s/ Kenneth M. Luskin
---------------------------
KENNETH LUSKIN

s/Charles K. Ficher
---------------------------
CHARLES K. FICHER

IVAM TECH FUND, L.P.
By:  Intrinsic Value Asset Management, Inc.,its general partner

s/Kenneth Luskin
By: -----------------------
Kenneth Luskin, President

INTRINSIC VALUE ASSET MANAGEMENT, INC.
s/ Kenneth Luskin
---------------------------
By:  Kenneth Luskin, President